Exhibit 2.1.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CALIBERCOS INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF JANUARY, A.D. 2020, AT 10:46 O' CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

6922115 8100	Authentication: 202108239
SR# 20200009510	Date: 01-02-20
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CALIBERCOS INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

CaliberCos Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.                   The name of this corporation is CaliberCos Inc. and that this corporation was originally incorporated pursuant to the DGCL on June 7, 2018 under the name CaliberCos Inc.

2.                   The Board of Directors of this corporation duly adopted resolutions proposing to amend certain provisions of Article 4D7(b) of the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of this corporation in its entirety, declaring said amendments to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendments is as follows:

NOW, THEREFORE LET IT BE:

RESOLVED, that subject to the approval by the stockholders of the Corporation, the Amendment in the form attached hereto as Exhibit A is hereby adopted and approved;

3.                   Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Certificate of Amendment to the Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.

4.                   This Certificate of Amendment to the Certificate of Incorporation, which amends certain provisions of Article 4D7(b) of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, CaliberCos Inc. has caused this Certificate of Amendment to be signed by the undersigned, the President and Secretary of CaliberCos Inc., as of January 2, 2019.

/s/ Chris J. Loeffler
Chris J. Loeffler, President

/s/ Jade Leung
Jade Leung, Secretary

Signature Page to Amendment to Second Amended and Restated Certificate of Incorporation

CaliberCos Inc.

EXHIBIT A

Article 4D7(b) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE 4D7(b)

(b)       The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of a majority of the Series B Preferred Stock then outstanding voting separately as a single class: (i) alter the rights, powers or privileges of the Series B Preferred Stock or Bylaws in a way that adversely affects the Series B Preferred Stock; or (ii) authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges that are senior to the Series B Preferred Stock in terms of the liquidation preference of the Series B Preferred Stock specifically referenced in Section E2(a).